AGREEMENT AND PLAN OF MERGER AND
                         REORGANIZATION, dated as of October 20, 1995
                         (this "Agreement"), by and among ROBOTIC VISION SYSTEMS, INC., a Delaware corporation ("Parent"), RVSI SECOND ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (the "Subsidiary"), and INTERNATIONAL DATA
                         MATRIX, INC., a Florida corporation (the "Company").



     The Boards of Directors of Parent, the Subsidiary and the Company, and the stockholders of the Company have approved the merger of the Subsidiary with and into the Company pursuant to this Agreement (the "Merger") and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

     It is intended that the Merger shall qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger shall be recorded for accounting purposes as a pooling of interests.

     Parent, the Company and Dennis Priddy, the chief executive officer and a stockholder of the Company ("Priddy"), desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                            ARTICLE I

                            THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2 below), the Subsidiary shall be merged with and into the Company in accordance with the provisions of Section 252 of the Delaware General Corporation Law (the "DGCL") and of Section 607.1107 of the Florida Business Corporation Act (the "FBCA"), with the effect provided in Sections 259 - 261 of the DGCL and
Section 607.1106 of the FBCA, and the separate existence of the Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Florida. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, (a) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Subsidiary and the Company, (b) all obligations belonging to or due each of the Subsidiary and the Company shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed, (c) title to any real estate or any interest therein vested in either of the Subsidiary and the Company shall not revert or in any way be impaired by reason of the Merger, (d) all rights of creditors and all liens upon any property of any of the Subsidiary and the Company shall be preserved unimpaired, and (e) the Surviving Corporation shall be liable for all of the obligations of each of the Subsidiary and the Company and any claim existing, or action or proceeding pending, by or against either of the Subsidiary and the Company may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

     SECTION 1.2 Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as a Certificate of Merger, in the form set forth as Exhibit I hereto, is filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida (the "Merger Filings"), such filings shall be made concurrently with or as soon as practicable after the execution and delivery of this Agreement.

     SECTION 1.3 Disclosure Schedules. Simultaneously with the execution of this Agreement, (a) the Company is delivering to Parent a schedule relating to the Company (the "Company Disclosure Schedule"), and (b) Parent is delivering to the Company a schedule relating to Parent and the Subsidiary (the "Parent Disclosure Schedule" and collectively with the Company Disclosure Schedule, the "Disclosure Schedules") setting forth the matters required to be set forth in the Disclosure Schedules as described elsewhere in this Agreement. The Disclosure Schedules shall be deemed to be part of this Agreement.


                            ARTICLE II

                SURVIVING AND PARENT CORPORATIONS

     SECTION 2.1 Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the FBCA.

     SECTION 2.2 By-Laws. The By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until duly amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the FBCA.

     SECTION 2.3 Directors. The sole director of the Subsidiary at the Effective Time shall, from and after the Effective Time, be the sole director of the Surviving Corporation until his successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

     SECTION 2.4 Officers. The officers of the Subsidiary at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

     SECTION 2.5 Further Action. If at any time after the Effective Time, Parent shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of the Subsidiary by reason of, or as a result of, the Merger, or otherwise to carry out the provisions of this Agreement, the officers of the Subsidiary shall execute and deliver, upon Parent's reasonable request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.


                           ARTICLE III

                       CONVERSION OF SHARES


     SECTION 3.1 Shares of the Constituent and the Surviving Corporations. The manner and basis of converting the shares of common stock of the Company into shares of common stock of Parent shall be as follows:

          (a)  Conversion Ratio.
                   (1) Each share of common stock, $.01 par value, issued and outstanding of the Company (collectively, the "Company Stock") shall, by virtue of the Merger and without any action on the part of the holder thereof, or any other action whatsoever, be converted into shares of validly issued, fully paid and nonassessable common stock, $.01 par value, of Parent (collectively, the "Parent Merger Stock") as follows: the number of shares of Parent Merger Stock into which each outstanding share of Company Stock shall be converted shall equal the product of one (1) multiplied by a fraction (such fraction is herein called the "Conversion Ratio") whose numerator shall be 369,870.36 and whose denominator shall be 144,598.

                    (2) Each share of common stock, $.01 par value, of the Subsidiary, issued and outstanding, shall, by virtue of the Merger and without any action on the part of the holder thereof, or any other action whatsoever, be converted into one share of validly issued, fully paid and nonassessable common stock, $.01 par value, of the Company.

          (b) No Fractional Shares. No rights to receive fractional shares of or interests in fractional Parent Merger Stock shall arise under this Agreement, and no certificates or scrip representing fractional Parent Merger Stock shall be issued hereunder. Upon surrender of a certificate or certificates previously evidencing the Company Stock, any fractional share interest or interests in Parent Merger Stock which the holder of such certificate or certificates would otherwise be entitled to receive shall be paid by Parent to such holder by check based upon $21.6292 for a full share of Parent Merger Stock.

     SECTION 3.2  Exchange of Certificates.

     (a) From and after the Effective Time, each holder of an outstanding certificate immediately prior to the Effective Time represented shares of Company Common Stock (the "Company Certificates") shall cease to have any right as a stockholder of the Company and such holder's sole rights shall be to receive in exchange for such holder's Company Certificates, upon surrender thereof to an exchange agent selected by Parent (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Parent Common Stock which such holder is entitled to receive pursuant to Section 3.1(a) plus cash in lieu of fractional shares, as provided in Section 3.1(b) hereof. Notwithstanding any other provision of this Agreement, (i) until holders of Company Certificates theretofore representing shares of Company Common Stock have surrendered such certificates for exchange as provided herein, (A) no dividends shall be paid by the Parent with respect to any shares represented by such Company Certificates and (B) no payment for fractional shares shall be made, provided, in each case, that upon surrender of such Company Certificates, the surrendering holder shall receive all such dividends and payments for fractional shares and (ii) without regard to when such Company Certificates are surrendered for exchange as provided herein, no interest shall be paid on any such dividend or payment for fractional shares. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate for shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. No transfers of Company Common Stock shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

         (b) At or before the Effective Time, Parent shall make available to the Exchange Agent a sufficient number of certificates representing shares of Parent Common Stock required to effect the exchange referred to in Section 3.2(a).

         (c) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of the Company Certificates (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of the Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor one or more certificates representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1(a), in addition to payment for any fractional share or dividend of Parent Common Stock, and the Company Certificates so surrendered shall forthwith be cancelled. Until so surrendered, the Company Certificates shall represent solely the right to receive the number of whole shares of Parent Common Stock that shall be issued in exchange for Company Common Stock, the payment of any related dividends as contemplated by Section 3.2(a), and any cash in lieu of the fractional Parent Common Stock as contemplated by Section 3.1(b). Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock delivered to a public official as required by applicable abandoned property, escheat or similar laws. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Parent Common Stock held by it from time to time hereunder.

         (d) From and after the Effective Time, Parent shall be entitled to treat outstanding certificates which immediately prior to the Effective Time represented shares of Subsidiary Common Stock as evidencing the ownership of the number of full shares of Surviving Corporation Common Stock, which the holder of the shares of Subsidiary Common Stock represented by such certificates is entitled to receive pursuant to
     Section 3.1(c), and the holder of such certificates shall not be required to surrender such certificates for exchange. Shares of Surviving Corporation Common Stock which the holder of shares of Subsidiary Common Stock is entitled to receive in the Merger shall be deemed to have been issued at the Effective Time.


                             ARTICLE IV

   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND OF PRIDDY

         The Company and Priddy jointly and severally represent and warrant to Parent as follows, with the knowledge and understanding that Parent is relying materially upon such representations and warranties:

         SECTION 4.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions set forth in Schedule 4.1 of the Company Disclosure Schedule, and to the knowledge of the Company and Priddy, such jurisdictions are the only ones in which the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to qualify (individually or in the aggregate) will not have any material adverse effect on the business or prospects of the Company. The copies of the Certificate of Incorporation and By-laws of the Company, as amended to date and delivered to Parent, are true and complete copies of these documents as now in effect. The minute books of the Company are accurate in all material respects.

         SECTION 4.2 Capitalization. The authorized capital stock of the Company, the number of shares of capital stock which are issued and outstanding, the par value thereof and the record and beneficial holders thereof are as set forth in the Company Disclosure Schedule. All of such shares of capital stock that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. Except as set forth in the Company Disclosure Schedule or as otherwise disclosed therein and herein, there are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which the Company is a party or by which it is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of the Company. Other than as set forth in the Company Disclosure Schedule, there are no outstanding securities convertible or exchangeable, actually or contingently, into common stock or any other securities of the Company.

         SECTION 4.3 Subsidiaries. Except as set forth in the Company Disclosure Schedule, the Company does not own any capital stock in any other corporation or similar business entity nor is the Company a partner in any partnership or joint venture.

         SECTION 4.4 Authority. The Company's Board of Directors has approved and adopted this Agreement and the Merger and has adopted a resolution recommending approval and adoption of this Agreement and the Merger by the Company's stockholders, and the Company's stockholders have approved and adopted this Agreement and the Merger. This Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

         SECTION 4.5 Properties. Except as set forth in the Company Disclosure Schedule, the Company has good and marketable title to all of the assets and properties which it purports to own as reflected on the most recent balance sheet comprising a portion of the Financial Statements (as hereinafter defined), or thereafter acquired. The Company has a valid leasehold interest in all material properties of which it is the lessee and each such lease is valid, binding and enforceable against the Company, and, to the knowledge of the Company and Priddy, the other parties thereto in accordance with its terms. Neither the Company nor to the knowledge of the Company and Priddy, the other parties thereto are in default in the performance of any material provision thereunder. Neither the whole nor any material portion of the assets of the Company is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company and Priddy, has any such condemnation, expropriation or taking been proposed. Except as set forth in the Company Disclosure Schedule, none of the material assets of the Company is subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

         SECTION 4.6    Contracts; No Default.

         (a) Schedule 4.6(a) of the Company Disclosure Schedule consists of a true and complete list of all contracts, agreements, commitments and other instruments (whether oral or written) to which the Company is a party that (i) involve a receipt or an expenditure by the Company or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Company, which in each case, relates to a contract, agreement, commitment or instrument that either
     (A) requires payments or receipts in excess of $10,000 per year or (B) is not terminable by the Company on notice of thirty (30) days or less without penalty or the Company being liable for damages, or (ii) involve an obligation for the performance of services or delivery of goods by the Company that cannot, or in reasonable probability will not, be performed within thirty (30) days from the dates as of which these representations are made.

         (b) All of the contracts, agreements, commitments and other instruments described in Schedule 4.6(a) of the Company Disclosure Schedule (individually, "Contract" and collectively, the "Contracts") are valid and binding upon the Company, and to the knowledge of the Company and Priddy, the other parties thereto and are in full force and effect and enforceable in accordance with their terms, and neither the Company, nor to the knowledge of the Company and Priddy, any other party to any Contract has breached any provision of, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under, the terms thereof. To the knowledge of the Company and Priddy, no stockholder of the Company has received any payment from any contracting party in connection with or as an inducement for causing the Company to enter into any Contract.

         SECTION 4.7 Litigation. There is no claim, action, proceeding, or investigation pending or, to the knowledge of the Company and Priddy, threatened against or affecting the Company before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of the Company and Priddy, could have a material adverse effect on the financial condition, operations or prospects of the Company. There is no strike or unresolved labor dispute relating to the Company's employees which, in the reasonable judgment of the Company and Priddy, could have a material adverse effect on the business or prospects of the Company. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against the Company.

         SECTION 4.8 Taxes. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, Taxes") shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns" shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes.

         The Company has duly filed all Returns required to be filed by it other than Returns (individually and in the aggregate) where the failure to file would have no material adverse effect on the business or prospects of the Company. All such Returns were, when filed, and to the knowledge of the Company and Priddy are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. The Company has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date.

         The Company is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the knowledge of the Company and Priddy, no claim for assessment or collection of any Tax related to the Company has been asserted against the Company that has not been paid. There are no Tax liens upon the assets (other than the lien of property taxes not yet due and payable) of the Company. There is no valid basis, to the knowledge of the Company and Priddy, except as set forth in the Company Disclosure Schedule, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to the Company by any governmental authority.

         SECTION 4.9 No Violation of Law. The Company is not in violation of and has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the financial condition, operations or prospects of the Company. The Company has not received any written notice that any investigation or review with respect to it by any governmental or regulatory body or authority is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have, a material adverse effect on the financial condition, operations or prospects of the Company. The Company has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (collectively its "Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on the financial condition, operations or prospects of the Company. The Company (a) has duly and timely filled all reports and other information required to be filed with any governmental or regulatory authority in connection with its Permits, and (b) is not in violation of the terms of any of its Permits, except for omissions or delays in filings, reports or violations which, alone or in the aggregate, would not have a material adverse effect on the financial condition, operations or prospects of the Company. The Company Disclosure Schedule contains a list of Permits.

         SECTION 4.10 Environmental Matters. The Company is and at all times has been in compliance in all material respects with all applicable requirements of Environmental Laws (as defined below) in connection with the ownership, operation and conditions of the business of the Company. To its knowledge, there are no PCBs, underground storage tanks (as defined by Environmental Laws), asbestos materials or asbestos containing materials in any property leased, owned or operated by the Company. The Company has not released, transported or arranged for the disposal of any hazardous substance at any facility, location or site except in material compliance with all applicable laws. To the knowledge of the Company and Priddy, no conditions exist or have occurred as a result of which or in connection with which the Company could be held liable for damages, response or remedial costs, fines, penalties, sanctions or equitable relief under any Environmental Laws, except for such damages, costs, fines, penalties, sanctions or relief which, alone or in the aggregate, would not have a material adverse effect on the financial condition, operations or prospects of the Company. As used in this Section, "Environmental Laws" means any federal, state or local statute, regulation, ordinance, permit, order, judgment, decree or decision relating to health, safety or the environment. "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, active disposal or passive disposal (including the abandonment or discarding of barrels, containers or other closed receptacles containing any hazardous substances). "Hazardous substance" means (a) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, ("CERCLA") and any implementing regulations, (b) any hazardous or toxic substance, waste or material within the meaning of any other federal, state or local statute, regulation, ordinance or decision, (c) any pollutant, contaminant orspecial waste regulated by any Environmental Laws, or (d) petroleum, crude oil or any fraction thereof.

         SECTION 4.11   List of Stockholders.   Set forth as Schedule 4.11 is
     a complete and accurate list of all stockholders of the Company setting forth the name, address and number of shares of Company Stock owned by each stockholder. The number of such stockholders who are not accredited investors (as hereinafter defined) is less than 35. The term "accredited investor" is used herein as defined in Rule 501 of Regulation D of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act"), promulgated by the Securities and Exchange Commission (the "SEC"). Each stockholder has been informed by the Company that the certificates representing Parent Merger Stock shall bear the restrictive legends referred to in Schedule 7.1.

         SECTION 4.12 Insurance. The Company is covered by insurance policies, or renewals thereof, as identified and described in the Company Disclosure Schedule. The Company has not received notice from any insurer or agent of such insurer that material improvements or expenditures will have to be made in order to continue such insurance and, so far as known to the Company and Priddy, no such improvements or expenditures are required (other than premium payments). There is no material liability under any insurance policy in the nature of a retroactive rate adjustment or loss sharing or similar arrangement except as set forth on the Company Disclosure Schedule.

         SECTION 4.13 Condition of Assets. The material equipment, fixtures and other personal property of the Company is in good operating condition and repair (ordinary wear and tear excepted) for the conduct of its business as presently being conducted.

         SECTION 4.14 No Breaches. The making and performance of this Agreement and the other agreements contemplated hereby by the Company will not (i) conflict with or violate the Certificate of Incorporation or the by-laws of the Company, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which the Company is a party or by which the Company or any of its material assets, businesses, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of the Company under, or create any rights of termination, cancellation or acceleration in any person under, any Contract.

         SECTION 4.15 Employees. Except as set forth on the Company Disclosure Schedule, none of the employees of the Company is represented by any labor union or collective bargaining unit and the neither Company nor Priddy is aware of any organizational efforts taking place with respect to such representation.

         SECTION 4.16 Financial Statements. The Company Disclosure Schedule contains (i) an unaudited interim balance sheet as of September 30, 1995 and related unaudited interim income statement of the Company for the nine month period ended September 30, 1995, (ii) an unaudited interim balance sheet as of December 31, 1994 and related unaudited income statement and statement of stockholder's equity of the Company for the twelve month period ended December 31, 1994, (iii) an audited balance sheet of the Company as of November 30, 1994 (collectively, the "Financial Statements"). In connection with its audit of the balance sheet of the Company as of November 30, 1994 the Company's auditors, Ernst & Young, Tampa, Florida, observed the taking of the Company's inventory as of December 31, 1994. The Financial Statements presently fairly, in all material respects, the financial position and results of operations of the Company as of the dates and periods indicated, prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), subject, in the case of the unaudited financial statements for the month of December 1994 and for the nine month period ended September 30, 1995, to normal and recurring year-end adjustments, which, individually or collectively, are not material to the Company. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule, to the knowledge of the Company and Priddy, there is no basis for any assertion against the Company as of the date of said balance sheets of any material debt, liability or obligation of any nature not fully reflected or reserved against in the Financial Statements or in the notes thereto and there are no assets of the Company, the value of which (in the reasonable judgment of the Company and Priddy) is materially overstated in said balance sheets. Except as disclosed therein or in the Company Disclosure Schedule or as incurred in the ordinary course of business since September 30, 1995, the Company has not incurred any material contingent liabilities (including liabilities for taxes). The Company is not a party to any contract or agreement for the forward purchase or sale of any foreign currency.

         SECTION 4.17 Absence of Certain Changes or Events. Except as set forth in the Company Disclosure Schedule, since September 30, 1995 there has not been:

              (a) any material adverse change in the financial condition, operations, properties, assets, liabilities or business of the Company;

              (b) any material damage, destruction or loss of any material properties of the Company, whether or not covered by insurance;

              (c) any material change in the manner in which the business of the Company has been conducted;

              (d) any material change in the treatment and protection of trade secrets or other confidential information of the Company; and

              (e) any occurrence not included in paragraphs (a) through (d) of this Section 4.17 which has resulted, or which the Company has reason to believe, might be expected to result, in a material adverse change in the business or prospects of the Company.


         SECTION 4.18   Employee Benefit Plans; ERISA.

         (a) Except as set forth in the Company Disclosure Schedule, at the date hereof the Company does not maintain or contribute to any employee benefit plans, programs, arrangements and practices (such plans, programs, arrangement and practices of the Company being hereinafter collectively referred to as the "Company Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time ("ERISA"), or any written employment contracts providing for an annual base salary in excess of $100,000 and having a term in excess of one year, which contracts are not immediately terminable without penalty or further liability, or other similar arrangements for the provision of benefits (excluding any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code, and all regulations promulgated thereunder, as in effect from time to time. The Company Disclosure Schedule lists all Multiemployer Plans and Multiple Employer Plans which the Company maintains or to which it makes contributions. The Company has no obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the Company Plans, under existing collective bargaining agreements or to comply with applicable law.

         (b) Except as set forth in the Company Disclosure Schedule, (i) there have been no prohibited transactions within the meaning of Section 406 and 407 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to any of the Company Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a material adverse effect on the business, operations, properties, assets, condition (financial or other) results of operations or prospects of the Company, (ii) except for premiums due, there is no outstanding liability in excess of $10,000, whether measured alone or in the aggregate, under Title IV or ERISA with respect to any of the Company Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Company Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA,
     (iv) none of the Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Plans ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of the Company Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Financial Statements as of November 30, 1994 (based upon reasonable actuarial assumptions currently utilized for such Company Plan), (vi) each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (vii) each of the Company Plans which is intended to be "qualified" within the meaning of
     Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multiemployer Plans, the Company has not made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the knowledge of the Company and Priddy, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) there are no pending or, to the knowledge of the Company and Priddy, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course, and (x) the Company has no current liability in excess of $10,000, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with the Company under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Company Controlled Group Plans"), and the Company does not anticipate that any such liability will be asserted against the Company, none of the Company Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code), and no Company Controlled Group Plan has an outstanding funding waiver which could result in the imposition of liens, excise taxes or liability against the Company in excess of $10,000 whether measure alone or in the aggregate.

         SECTION 4.19 Business Locations. The Company does not own or lease any real or material personal property in any state or country except as set forth on the Company Disclosure Schedule. The Company has no executive offices or places of business except as otherwise set forth on the Company Disclosure Schedule.

         SECTION 4.20 Customers and Suppliers. Except as set forth in the Company Disclosure Schedule, neither the Company nor Priddy has any knowledge that, either as a result of the transactions contemplated hereby or for any other reason (exclusive of expiration of a contract upon the passage of time), any customer (which accounted for an aggregate amount of 5% or more of the Company's consolidated gross revenues within the preceding 12 months) or material supplier of the Company will not continue to conduct business with the Company after the date hereof in substantially the same manner as it has conducted business with the Company in the past.

         SECTION 4.21   Intellectual Property; Computer Software.   (a)
Schedule 4.21 (a) of the Company Disclosure Schedule sets forth a complete and correct list and summary description of all patents, material unpatented inventions set forth in or described in writing, trademarks, tradenames, service marks, service names, brand names and copyrights, registrations thereof and applications therefore, applicable to or used in the business of the Company, together with a complete list of all licenses granted by or to the Company with respect to any of the above. All such patents, material unpatented inventions, trademarks, tradenames, service marks, service names, brand names and copyrights are owned by the Company, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. The Company is not currently in receipt of any notice of any violation or infringement of, and the Company is not knowingly violating or infringing, the rights of others in any patent, unpatented invention, trademark, tradename, service mark, copyright, trade secret, know-how, design, process or other intangible asset.

              (b) (i) Schedule 4.21(b)(i) of the Company Disclosure Schedule contains a complete and accurate list of all computer software owned by the Company (other than "off-the-shelf" software that has not been customized for its use) (the "Owned Software"). Except as set forth on Schedule 4.21(b)(i) of the Company Disclosure Schedule, the Company has exclusive title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, documentation, marketing, maintenance, enhancement or licensing of such computer software. The Owned Software is not dependent on any Licensed Software (as defined in subsection (ii) below) in order to operate fully in the manner in which it is intended. No Owned Software has been published or knowingly disclosed to any other parties, except as set forth on Schedule 4.21(b)(i)of the Company Disclosure Schedule, and except pursuant to contracts requiring such other parties to keep the Owned Software confidential. To the knowledge of the Company and Priddy, no such other party has breached any obligation of confidentiality.

                   (ii) Schedule 4.21(b)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all software under which the Company is a licensee, lessee or otherwise has obtained the right to use software and the Company pays a royalty for the use of such software (the "Licensed Software"). Schedule 4.21(b)(ii) of the Company Disclosure Schedule also sets forth a list of all license fees, rents, royalties or other charges that the Company is required or obligated to pay with respect to Licensed Software. The Company has the right and license to use, sublicense, modify and copy Licensed Software, free and clear of any limitations or encumbrances, except as may be set forth in Schedule 4.21(b)(ii) of the Company Disclosure Schedule. The Company is in material compliance with all provisions of each license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. Except as disclosed on Schedule 4.21(b)(ii) of the Company Disclosure Schedule, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. The Company has not published or knowingly disclosed any Licensed Software to any other party except, in the case of Licensed Software which the Company leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. To the knowledge of the Company and Priddy, no party to whom the Company has disclosed Licensed Software has breached such obligation of confidentiality.

                   (iii) The Owned Software and Licensed Software constitute all material software used in the respective businesses of the Company (collectively, the "Company Software"). Schedule 4.21(b)(iii) of the Company Disclosure Schedule sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed computer programming services for the Company at any time since January 1, 1993 and identifies all contracts and agreements pursuant to which such services were performed. The transactions contemplated herein will not cause a breach or default under any licensee, leases or similar agreements relating to the Company Software or impair the ability of Parent and the Company to use the Company Software subsequent to the date hereof in the same manner as the Company Software is currently used by the Company. The Company is not knowingly infringing any intellectual property rights of any other person or entity with respect to the Company Software, and, to the knowledge of the Company and Priddy, no other person or entity is infringing any intellectual property rights of the Company with respect to the Company Software.

         SECTION 4.22 Approvals. Except as set forth in Section 1.2 as to the Merger Filings, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority or other person is necessary for execution and delivery of this Agreement by the Company or consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the Company.

         SECTION 4.23 Transactions with Affiliates. Except as set forth in the Company Disclosure Schedule, the Company is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from the Company; nor are there any transactions of a continuing nature between the Company; and any of its officers, directors, or Affiliates (other than by or through the regular employment thereof by the Company) not subject to cancellation which will continue beyond the Effective Time, including, without limitation, use of the assets of the Company for personal benefit with or without adequate compensation. For purposes of this Section, the term "Affiliate" shall mean any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used in the foregoing definition, the term (i) "control" shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another person and
(ii) "person" shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

         SECTION 4.24 Accounts Receivable. Except as set forth in the Company Disclosure Schedule, all of the accounts receivable of the Company included in the Financial Statements or otherwise reflect actual transactions, have arisen in the ordinary course of business, will not, to the knowledge of the Company and Priddy, be subject to offset or deduction and will be collectible at the aggregate recorded amounts thereof net of any reserves established in a manner consistent with part practices of the Company, all as reflected in the Financial Statements.

         SECTION 4.25 No Omissions or Untrue Statements. No representation or warranty made by the Company or by Priddy to Parent in this Agreement, the Company Disclosure Schedule or in any certificate of a Company officer delivered to Parent pursuant to the terms of this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof.


                            ARTICLE V


             REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company and Priddy as follows, with the knowledge and understanding that the Company and Priddy each is relying materially on such representations and warranties:

         SECTION 5.1 Organization and Standing of Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing as a foreign corporation in all jurisdictions set forth in Section 5.1 of the Parent Disclosure Schedule, and to its knowledge, such jurisdictions are the only ones in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on it.

         SECTION 5.2 The Subsidiary. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to carry on its business as herein contemplated and to own its assets and will not be required to qualify to transact business as a foreign corporation in any state or other jurisdiction. The copies of the certificate of incorporation and by-laws of the Subsidiary (certified by the Secretary of the Subsidiary), as amended to date, and delivered to the Company are true and complete copies of these documents as now in effect. The authorized capital stock of the Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding on the date hereof and owned of record and beneficially solely by Parent.

         SECTION 5.3 Parent's Authority. Parent's Board of Directors has approved and adopted this Agreement and the Merger. No approval of this Agreement or the Merger is required of Parent's stockholders. This Agreement constitutes the valid and binding obligation of Parent, enforceable in accordance with its terms.

         SECTION 5.4 The Subsidiary's Authority. The Subsidiary's Board of Directors and sole stockholder has approved and adopted this Agreement and the Merger. This Agreement constitutes the valid and binding obligation of the Subsidiary, enforceable in accordance with its terms.

         SECTION 5.5 Contracts; No Default. All material contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to the present operations of Parent (except employment or other agreements terminable at will) are, with the exception of this Agreement, described in Parent's SEC Reports (as hereinafter defined) and listed as exhibits thereto (the "Parent Contracts"). To the knowledge of Parent, the Parent Contracts are valid, binding and enforceable by Parent against the other parties thereto in accordance with their terms. Neither Parent nor, to the knowledge of Parent, any of the other parties thereto is in material default or breach of any provision of the Parent Contracts.

         SECTION 5.6 Litigation. Except as set forth in Parent's SEC Reports, the there is no claim, action, proceeding, or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of Parent, could have a material adverse effect on the financial condition, operations or prospects of Parent. There is no strike or unresolved labor dispute relating to Parent's employees which, in the judgment of Parent, could have a material adverse effect on the business or prospects of Parent. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Parent.

         SECTION 5.7 Taxes. Parent has duly filed all Returns required to be filed by it other than Returns which the failure to file would have no material adverse effect on the business of Parent. All such Returns were, when filed, and to Parent's knowledge are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. Parent has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the date hereof. Parent is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the knowledge of Parent, no claim for assessment or collection of any Tax has been asserted against Parent that has not been paid. There are no Tax liens upon the assets of Parent (other than the lien of property taxes not yet due and payable).
There is no valid basis, to Parent's knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Parent by any governmental authority.

         SECTION 5.8 No Violation of Law. Parent is not in violation of and has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the financial condition, operations or prospects of Parent. Parent has not received any written notice that any investigation or review with respect to it by any governmental or regulatory body or authority is pending or threatened, other than, in each case, those the outcome of which,as far as reasonably can be foreseen, would not reasonably be expected to have, a material adverse effect on the financial condition, operations or prospects of Parent.

         SECTION 5.9 No Breaches. The making and performance of this Agreement will not (i) conflict with the Certificate of Incorporation or the By-laws of Parent, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which Parent is a party or by which Parent or any of its material assets, business, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of Parent under, or create any rights of termination, cancellation, or acceleration in any person under, any material agreement, arrangement, or commitment, or violate any provisions of any laws, ordinances, rules or regulations or any order, writ, injunction, or decree to which Parent is a party or by which Parent or any of its material assets may be bound.

         SECTION 5.10 Financial Statements. The financial statements of Parent (collectively the "Parent Financial Statements") included in Parent's SEC Reports present fairly, in all material respects, the financial position of Parent as of the respective dates and the results of its operations for the periods covered in accordance with GAAP and in accordance with Regulation S-X of the SEC (subject, in the case of unaudited interim period financial statements, to normal and recurring year-end adjustments which, individually or collectively, are not material). Without limiting the generality of the foregoing, (i) except as set forth in the Parent Disclosure Schedule, there is no basis for any assertion against Parent as of the date of the most recent balance sheet comprising a portion of the Parent Financial Statements of any material debt, liability or obligation of any nature not fully reflected or reserved against in the Parent Financial Statements or in the notes thereto; and (ii) there are no assets of Parent, the value of which (in the reasonable judgment of Parent) is materially overstated in the Parent Financial Statements. Except as disclosed therein or in the Parent Disclosure Schedule or as incurred in the ordinary course of business since June 30, 1995, Parent has no known material contingent liabilities (including liabilities for taxes). Parent is not a party to any contract or agreement for the forward purchase or sale of any foreign currency.

         SECTION 5.11 Absence of Certain Changes or Events. Except as set forth in Parent's SEC Reports or in the Parent Disclosure Schedule, since June 30, 1995 there has not been:

              (a) any material adverse change in the financial condition, operations, properties, assets, liabilities or business of Parent;

              (b) any material damage, destruction or loss of any material properties of Parent, whether or not covered by insurance;

              (c) any material change in the manner in which the business of Parent has been conducted;

              (d) any material change in the treatment and protection of trade secrets or other confidential information of Parent;

              (e)  any occurrence not included in paragraphs (a) through
              (d) of this Section 5.10 which has resulted, or which Parent has reason to believe, might be expected to result, in a material adverse change in the business or prospects of Parent.

         SECTION 5.12 Parent's SEC Reports. Parent has filed all reports, registrations and other documents, together with any amendments thereto, required to be filed under the Securities Act and the Exchange Act (all such reports, registrations and documents filed with the SEC since October 1, 1993 are collectively referred to as "Parent's SEC Reports"). As of their respective dates, Parent's SEC Reports complied in all material respects with all rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has provided to the Company a true and complete copy of all of Parent's SEC Reports filed on or prior to the date hereof.


         SECTION 5.13   Acuity Imaging.  All references to Parent in this
Article V shall also be deemed to include Parent's wholly owned subsidiary, Acuity Imaging, Inc., unless expressly indicated to the contrary.


         SECTION 5.14 No Omission or Untrue Statement. No representation or warranty made by Parent to the Company in this Agreement, in the Parent Disclosure Schedule or in any certificate of a Parent officer delivered to the Company pursuant to the terms of this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof.


                            ARTICLE VI

                            DELIVERIES

         SECTION 6.1 The Company's Deliveries. Concurrently with its execution and delivery of this Agreement, the Company shall deliver, or cause to be delivered, to Parent:

              (a) a certificate, duly executed by the Secretary of the Company, certifying as to the Certificate of Incorporation and By-laws of the Company, the incumbency and signatures of the Company's officers and copies of directors' and stockholders' resolutions approving and authorizing the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby;

              (b) an opinion of the Company's counsel, Goodman Weiss Miller, in form and substance reasonably satisfactory to Parent;

              (c) letter agreements addressed to Parent and signed by each person who is an "affiliate" (as defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act or used for purposes of Accounting Series, Releases 130 and 135, as amended, of the SEC) of the Company, which letters shall include an undertaking of such persons not to sell or otherwise dispose of any Parent Merger Stock until Parent has set forth in a filing with the SEC financial statements reflecting at least 30 days of post-Merger combined operations of Parent and the Company;

              (d) a certificate from the chief executive officer of the Company as to certain tax matters; and

              (e) evidence satisfactory to the Parent that holders of at least 95% of the outstanding shares of Company Stock have either voted in favor of the Merger or otherwise taken steps to preclude their assertion of dissenter's rights of appraisal under the FBCA with respect to the Merger.

         SECTION 6.2 Other Deliveries to Parent. Concurrently with its execution and delivery of this Agreement, Parent shall receive:

              (a) an opinion of Deloitte & Touche, LLP, Parent's independent public accountants, stating that the Merger will qualify as a "pooling of interests" transaction under generally accepted accounting principles;

              (b) letter agreements addressed to Parent and signed by each person who is an "affiliate" (as defined for purposes of paragraphs
       (c) and (d) of Rule 145 under the Securities Act or used for purposes of Accounting Series, Releases 130 and 135, as amended, of the SEC) of Parent, which letters shall include an undertaking of such persons not to sell or otherwise dispose of any shares of Parent Common Stock until Parent has set forth in a filing with the SEC financial statements reflecting at least 30 days of post-Merger combined operations of Parent and the Company;

              (c) an opinion of Parker Duryee Rosoff & Haft to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by the Parent or the Subsidiary as a result of the Merger;

              (d) non-competition agreement from Priddy in form reasonably satisfactory to the Company; and

              (e) evidence reasonably satisfactory to Parent of termination of (i) the Amended and Restated Stockholder Voting Agreement and Irrevocable Proxy among the Company and its stockholders.

         SECTION 6.3 Deliveries to the Company. Concurrently with its execution and delivery of this Agreement, Parent shall deliver, or cause to be delivered, to the Company:

              (a) a certificate, duly executed by the Secretary of Parent, certifying as the Certificate of Incorporation and By-laws of Parent, incumbency and signatures of officers of Parent and copies of directors' resolutions approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

              (b) an opinion of Parent's counsel, Parker Duryee Rosoff & Haft, in form and substance reasonably satisfactory to the Company; and

         SECTION 6.4 Other Deliveries to the Company. Concurrently with its execution and delivery of this Agreement, the Company shall receive evidence of termination of the agreements and instruments referred to in Section 6.2(e).

         SECTION 6.5 Other Acts by the Company. Concurrently with its execution and delivery of the Agreement, the Company shall repay such of the interim or bridge loans previously made to the Company and referred to in the Company Disclosure Schedule, for which repayment requests were received prior to such execution and delivery.



                           ARTICLE VII

               REGISTRATION OF PARENT MERGER STOCK

         SECTION 7.1 Filing of Registration Statement. Parent covenants that, within 30 calendar days following the Effective Time, it shall use its best efforts to prepare and file with the SEC a registration statement under the Securities Act covering resales of the Parent Merger Stock by current Company stockholders, all in accordance with the procedures set forth in
Schedule 7.1 attached hereto and forming a part hereof. Parent agrees to be bound by the provisions of Schedule 7.1 hereto. Parent is currently eligible to use a registration statement on Form S-3 for the purposes set forth in
Schedule 7.1.



                           ARTICLE VIII

                         INDEMNIFICATION

         SECTION 8.1 By Priddy. Subject to Section 8.5 hereof, Priddy shall indemnify, defend, and hold Parent harmless from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature, and description, including any undisclosed liabilities (collectively, "Losses") that result from or arise out of (i) the breach of any representation or warranty of the Company and of Priddy set forth in this Agreement or in any certificate or other document delivered on behalf of the Company or Priddy to Parent pursuant hereto; or (ii) the breach of any of the covenants of the Company or Priddy contained in or arising out of this Agreement or the transactions contemplated hereby.

         SECTION 8.2 By Parent. Subject to Section 8.5 hereof, Parent shall indemnify, defend, and hold the Company and Priddy harmless from and against any and all Losses that arise out of (i) the breach of any representation or warranty of Parent set forth in this Agreement or in any certificate or other document delivered on behalf of the Parent to the Company or Priddy pursuant hereto; or (ii) the breach of any of the covenants (exclusive of Section 7.1) of Parent contained in or arising out of this Agreement or the transactions contemplated hereby.

         SECTION 8.3 Claims Procedure. Should any claim covered by Sections 8.1 or 8.2 be asserted against a party entitled to indemnification under this Article (the "Indemnitee"), the Indemnitee shall promptly notify the party obligated to make indemnification (the "Indemnitor"), provided, however, that any delay or failure in notifying the Indemnitor shall not affect the Indemnitor's liability under this Article except to the extent that such delay or failure was prejudicial to the Indemnitor. The Indemnitor upon receipt of such notice shall assume the defense thereof with counsel reasonably satisfactory to the Indemnitee and the Indemnitee shall extend reasonable cooperation to the Indemnitor in connection with such defense.
No settlement of any such claim shall be made without the consent of the Indemnitor and Indemnitee, such consent not to be unreasonably withheld or delayed, nor shall any such settlement be made by the Indemnitor which does not provide for the absolute, complete and unconditional release of the Indemnitee from such claim. In the event that the Indemnitor shall fail, within a reasonable time, to defend a claim, the Indemnitee shall have the right to assume the defense thereof without prejudice to its rights to indemnification hereunder.

         SECTION 8.4 Losses Net of Tax Effect, Etc. The determination of the amount of any Losses for which indemnification may be sought pursuant to Sections 8.1 or 8.2 shall take into account and such amount shall be reduced by, (i) any reduction in federal or state income taxes of the Indemnitee attributable thereto, (ii) the amount of any insurance proceeds received by such Indemnitee in connection therewith, and (iii) any third party payments by virtue of indemnification or subrogation.

         SECTION 8.5 Limitations on Liability. No Indemnitor shall be liable hereunder as a result of any misrepresentation or breach of such Indemnitor's representations, warranties or covenants contained in this Agreement unless and until the Losses incurred by Indemnitee as a result of such misrepresentations or breaches under this Agreement shall exceed, in the aggregate, $100,000 (in which case the Indemnitor shall be liable for the entire amount of such claims, including the first $100,000). In addition, the liability of Priddy pursuant to Section 8.1 hereof shall not exceed $ [the aggregate value of the shares of Parent Common Stock received by Priddy in the Merger, based on the closing price on the trading day prior to the Effective Time.]


                            ARTICLE IX

                             BROKERS

         SECTION 9.1 Brokers. Parent represents to the Company, and the Company represents to Parent, that there is no broker or finder entitled to a fee or other compensation for bringing the parties together to effect the Merger.


                            ARTICLE X

                          MISCELLANEOUS

         SECTION 10.1 Expenses. The Company and Parent shall each pay its own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement.

         SECTION 10.2 Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of the Company, Priddy or Parent pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by the Company, Priddy or Parent, as the case may be, hereunder. All representations, warranties, and covenants made by the Company and Priddy and by Parent in this Agreement, or pursuant hereto, shall survive the Effective Time only until March 1, 1997 and no action based thereon may be commenced after such date; provided, however, that all representations and warranties related to any claim asserted in writing prior to the expiration of the above period shall survive until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made; and provided, further, that the representation and warranty contained in Section 4.8 shall survive until expiration of any applicable statute of limitations, and that the representation and warranty contained in Section 4.10 shall survive indefinitely.

         SECTION 10.3 Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. Except as set forth in Section 6.5 and in
Article VII, there shall be no third party beneficiaries of this Agreement

         SECTION 10.4 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

              (a)  To Parent:

                   Robotic Vision Systems, Inc.
                   425 Rabro Drive East
                   Hauppauge, New York 11788
                   Attn:  President
                   Fax No.:  (516) 273-1167

                   With a copy to:

                   Parker Duryee Rosoff & Haft
                   529 Fifth Avenue
                   New York, New York 10017
                   Attn: Ira I. Roxland, Esq.
                   Fax No.: (212) 972-9488

              (b)  To the Company:

                   International Data Matrix, Inc.
                   28100 US 19N
                   Suite 200
                   Clearwater, Florida  34621-2656
                   Attn:  President
                   Fax No.:  (813) 725-9500

                   With a copy to:

                   Goodman Weiss Miller
                   100 Erieview Plaza - 27th Floor
                   Cleveland, Ohio  44114
                   Attn:  Robert A. Goodman, Esq.
                   Fax No.:  (216) 363-5835

              (c)  To Priddy:

                   c/o International Data Matrix, Inc.
                   28100 US 19N
                   Suite 200
                   Clearwater, Florida  34621-2656
                   Attn:  President
                   Fax No.:  (813) 725-9500

                   With a copy to:


Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth business day following the date deposited with the United States Postal Service, or (iii) 24 hours after shipment by such courier service.

         SECTION 10.5 Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         SECTION 10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

         SECTION 10.7 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

         SECTION 10.8 Entire Agreement. This Agreement, including the Exhibits and Disclosure Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

         SECTION 10.9 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

         SECTION 10.10 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                ROBOTIC VISION SYSTEMS, INC.


                                By:
                                Name:
                                Title:    President



                                INTERNATIONAL DATA MATRIX, INC.


                                By:
                                Name:
                                Title:    President




The undersigned agrees to be bound by the provisions of Article IV, VIII and X hereof:



Dennis Priddy